As filed with the Securities and Exchange Commission on June 15, 2007
                                                   Registration No. 333-______
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM F-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            PENGROWTH ENERGY TRUST
            (Exact name of Registrant as specified in its charter)


          ALBERTA, CANADA                                   98-0185056
-------------------------------------------------------------------------------
   (State or other jurisdiction                          (I.R.S. Employer
of incorporation or organization)                      Identification Number)

                       Suite 2900, 240 - 4th Avenue S.W.
                        Calgary, Alberta, Canada T2P 4H4
                                 (403) 233-0224
-------------------------------------------------------------------------------
                 (Address and telephone number of Registrant's
                         principal executive offices)

                             CT CORPORATION SYSTEM
                                111 - 8th Avenue
                            New York, New York 10011
                                 (212) 894-8940
-------------------------------------------------------------------------------
           (Name, address and telephone number of agent for service)

                                  Copies to:

            Brad D. Markel                                Edwin S. Maynard
          Bennett Jones LLP                            Paul, Weiss, Rifkind,
        4500 Bankers Hall East                         Wharton & Garrison LLP
        855 - 2nd Street S.W.                       1285 Avenue of the Americas
   Calgary, Alberta, Canada T2P 4K7                   New York, NY 10019-6064
            (403) 298-3100                                 (212) 373-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |X|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following:                                                  |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                     |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the
same offering.                                                              |_|

If delivery  of the  prospectus  is  expected to be made  pursuant to Rule 434,
please check the following box.                                             |_|

=======================================================================================================================
                                            CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
   TITLE OF EACH                                     PROPOSED MAXIMUM           PROPOSED
CLASS OF SECURITIES           AMOUNT TO               AGGREGATE PRICE       MAXIMUM AGGREGATE           AMOUNT OF
  TO BE REGISTERED          BE REGISTERED            PRICE PER UNIT(1)      OFFERING PRICE(1)       REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Trust Units             5,000,000 Trust Units           U.S.$18.75          U.S. $93,750,000        U.S. $2,878.13
-----------------------------------------------------------------------------------------------------------------------

   Based on the average of the high and low prices of the Trust Units of the Trust on June 12, 2007 on the NYSE, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act.

   IF AS A RESULT OF STOCK SPLITS, STOCK DIVIDENDS OR SIMILAR TRANSACTIONS, THE NUMBER OF SECURITIES PURPORTED TO BE REGISTERED ON THIS REGISTRATION STATEMENT CHANGES, THE PROVISIONS OF RULE 416 SHALL APPLY TO THIS REGISTRATION STATEMENT.

===============================================================================

                                    PART I

                    INFORMATION REQUIRED IN THE PROSPECTUS

                            PENGROWTH ENERGY TRUST

                             5,000,000 Trust Units

            DISTRIBUTION REINVESTMENT AND TRUST UNIT PURCHASE PLAN

On July 1, 1992, Pengrowth Energy Trust (hereinafter referred to as "we" or "us" or the "Trust") established a Distribution Reinvestment and Trust Unit Purchase Plan (the "Plan"). The purpose of the Plan is to provide holders (the "Unitholders") of the trust units of the Trust ("Trust Units") with a means to reinvest distributions declared and payable to them as Unitholders into additional Trust Units.

The Plan was first amended on January 15, 2003 to encourage greater participation by providing that reinvested distributions would be converted to Trust Units at a 5% Discount to the prevailing market price. The Plan was revised on July 27, 2004 to reflect the reclassification of the Trust Units existing at that time into class A trust units ("Class A Units") and class B trust units ("Class B Units"). On July 27, 2006 the Plan was further amended to reflect the consolidation of the Trust's outstanding Class A Units and Class B Units into Trust Units. Finally, on June 13 we further amended the Plan to provide, among other things, for the participation in the Plan by registered holders of Trust Units resident in the United States. Class A Units that were not consolidated into Trust Units on July 27, 2006 comprise less than 0.1% of the presently outstanding Trust Units. Holders of Class A Units are not eligible to participate in the Plan.

A participant in the Plan may obtain additional Trust Units by reinvesting all of the cash distributions paid on the Trust Units held by the participant net of withholding taxes, if any, without paying any brokerage commissions or service charges. Our distributions are paid on the 15th day of each February, May, August and November in each year, or, if so directed by the board of directors of Pengrowth Corporation (the "Corporation"), on the 15th day of each calendar month (the "Distribution Date").

A participant may also make optional cash payments, which will be invested in Trust Units on the same basis as provided for in the Plan for distributions. Participants may invest a maximum of Cdn. $1,000 per month (the "Maximum Contribution Amount") or, for U.S. Participants, U.S.$900 per month or such other amount as may be determined by the board of directors of the Corporation (the "Maximum U.S. Contribution Amount") through such optional cash payments.

The purchase price of Trust Units purchased from treasury: (i) with reinvested distributions of Trust Units; or (ii) from investing optional cash payments, is calculated based on the 20 day weighted average trading price for the Trust Units traded on the Toronto Stock Exchange ("TSX") during the period ending on the day immediately preceding the Distribution Date, less 5%. Our Trust Units are listed and trade on the TSX under the symbol "PGF.UN" and on the NYSE under the symbol "PGH". The simple average of the high and low trading prices for the Trust Units on the TSX for the five days preceding June 13, 2007 was Cdn. $19.94. The closing prices for our Trust Units on the TSX and on the NYSE on June 13, 2007 were Cdn. $19.87 and U.S. $18.72, respectively.

The distributions paid by us are dependent on cash flow and are therefore subject to fluctuations in the quantity of petroleum and natural gas substances produced, prices received for that production, hedging contract receipts and payments, currency exchange rates, taxes, our direct expenses, reclamation fund contributions, operating costs, debt service charges and general and administrative expenses. See "Special Note Regarding Forward-Looking Statements" in this prospectus. See also the section titled "Risk Factors" in our annual report on Form 40-F for the fiscal year ended December 31, 2006 filed April 2, 2007.

We cannot anticipate proceeds from the issuance of Trust Units pursuant to the Plan, which will depend upon the market price of our Trust Units, the extent of Unitholder participation in the Plan and other factors. We will not pay underwriting commissions in connection with the Plan but will incur costs of approximately U.S. $239,953 in connection with this offering and will be responsible for the ongoing administrative costs associated with the operation of the Plan.

Neither the United States Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these Trust
Units or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 15, 2007.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION...........................................5
DOCUMENTS INCORPORATED BY REFERENCE...........................................5
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES...................................6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................6
RISK FACTOR...................................................................8
         Risk Related To The Plan.............................................8
THE TRUST.....................................................................9
         Introduction.........................................................9
         The Trust............................................................9
         The Corporation......................................................9
         The Trust's Subsidiaries............................................10
         The Corporation's Subsidiaries......................................10
         The Manager.........................................................11
         Trust Unit Consolidation............................................11
         Capitalization and Indebtedness.....................................11
USE OF PROCEEDS..............................................................12
THE PLAN.....................................................................12
         Purpose of the Plan.................................................12
         Participation in the Plan...........................................12
         Optional Trust Unit Purchases Pursuant to the Plan..................13
         Method of Purchase..................................................14
         Purchase Price......................................................14
         Fractional Trust Units..............................................14
         Administration......................................................14
         Participants' Accounts and Reports..................................15
         Trust Unit Certificates.............................................15
         Commissions and Administrative Costs................................15
         Responsibilities of the Trust, the Corporation and the Plan Agent...16
         Termination of Participation........................................16
         Unitholder Voting...................................................16
         Amendments, Suspension or Termination of Plan and Plan Agent........16
         Notices.............................................................16
         Governing Law.......................................................17
INCOME TAX CONSIDERATIONS RELATING TO THE PLAN...............................17
         Canadian Federal Income Tax Considerations..........................17
         United States Federal Income Tax Considerations.....................19
DESCRIPTION OF THE TRUST UNITS TO BE REGISTERED..............................31
EXPENSES.....................................................................33
INDEMNIFICATION..............................................................34
LEGAL MATTERS................................................................34
EXPERTS......................................................................34

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly financial information and material change reports and other material with the SEC and with the securities commission or similar regulatory authority in each of the provinces of Canada. Under the multi-jurisdictional disclosure system adopted by the United States, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. You may read and copy any document that we have filed with the SEC at the SEC's public reference rooms in Washington, D.C. and Chicago, Illinois. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. You may read and download some of the documents we have filed with the SEC's Electronic Data Gathering and Retrieval (EDGAR) system at www.sec.gov. You may read and download any public document that we have filed with the securities commissions or similar authorities in each of the provinces of Canada at www.sedar.com.

This prospectus is part of a registration statement filed with the SEC on Form F-3 relating to our Plan, together with all amendments and exhibits, of which this prospectus is a part, under the Securities Act of 1933 (the "Securities Act"). This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the Trust Units you are encouraged to refer to the registration statement and the exhibits and schedules which are incorporated by reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the SEC are specifically incorporated by reference into this prospectus:

1. Our Annual Report on Form 40-F for the fiscal year ended December 31, 2006 filed April 2, 2007;

2. The description of the Trust Units as set forth in the Registrant's registration statement on Form 8-A/A filed on June 15, 2007, and any further amendment or report filed for the purposes of updating such description; and

3.   Our  Reports on Form 6-K filed on April 5, 2007,  May 14, 2007 and May 17,
     2007.

In addition, all subsequent annual reports filed on Form 40-F with the SEC prior to the termination of this offering are incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K subsequent to the date of this prospectus and prior to the termination of this offering by stating in those Forms that they are being incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document which also is incorporated by reference into this prospectus modifies or supersedes that statement. Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus. Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

Any person receiving a copy of this prospectus, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to our principal executive offices, Suite 2900, 240 - 4th Avenue S.W., Calgary, Alberta, Canada T2P 4H4, telephone number: (800) 223-4122.

                  ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

The Trust is a trust formed under, and governed by, the laws of the Province of Alberta, Canada. Most of the directors and officers of the Corporation, which is the administrator of the Trust, and most of the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets and our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for Unitholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for Unitholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of the directors and officers of the Corporation and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Bennett Jones LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Bennett Jones LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We have appointed CT Corporation System, located at 111- 8th Ave, New York, New York- 10011, as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of Trust Units under this prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of securities laws, including the "safe harbor" provisions of Canadian securities legislation and the United States Private Securities Litigation Reform Act of 1995. Forward-looking information is often, but not always, identified by the use of words such as "anticipate", "believe", "expect", "plan", "intend", "forecast", "target", "project", "guidance", "may", "will", "should", "could", "estimate", "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this prospectus include, but are not limited to, statements with respect to: benefits and synergies resulting from the Corporation's corporate and asset acquisitions during 2006, business strategy and strengths, goals, focus and the effects thereof, acquisition criteria, capital expenditures, reserves, reserve life indices, estimated production, production additions from the Corporation's 2007 development program, the impact on production of divestitures in 2007, remaining producing reserves lives, operating expenses, net present values of future net revenue from reserves, commodity prices and costs, exchange rates, the impact of contracts for commodities, development plans and programs, tax horizons, future income taxes, taxability of distributions, the impact of proposed changes to Canadian tax legislation or U.S. tax legislation, abandonment and reclamation costs, government royalty rates and expiring acreage. Statements relating to "reserves" are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions that the reserves described exist in the quantities predicted or estimated and can profitably be produced in the future.

Forward-looking statements and information are based on the Corporation's current beliefs as well as assumptions made by, and information currently available to, the Corporation concerning anticipated financial performance, business prospects, strategies, regulatory developments, future oil and natural gas commodity prices and differentials between light, medium and heavy oil prices, future oil and natural gas production levels, future exchange rates, the proceeds of anticipated divestitures, the amount of future cash distributions paid by the Corporation, the cost of expanding our property holdings, our ability to obtain equipment in a timely manner to carry out development activities, our ability to market our oil and gas successfully to current and new customers, the impact of increasing competition, our ability to obtain financing on acceptable terms, and our ability to add production and reserves through our development and exploration activities. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect.

By their very nature,  forward-looking  statements  involve  inherent risks and
uncertainties,   both  general  and  specific,   and  risks  that  predictions,
forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to: the volatility of oil and gas prices; production and development costs and capital expenditures; the imprecision of reserve estimates and estimates of recoverable quantities of oil, natural gas and liquids; the Corporation's ability to replace and expand oil and gas reserves; environmental claims and liabilities; incorrect assessments of value when making acquisitions; increases in debt service charges; the loss of key personnel; the marketability of production; defaults by third party operators; unforeseen title defects; fluctuations in foreign currency and exchange rates; inadequate insurance coverage; compliance with environmental laws and regulations; changes in tax laws; the failure to qualify as a mutual fund trust; and the Corporation's ability to access external sources of debt and equity capital. Further information regarding these factors may be found in financial statements as at and for the financial year ended December 31, 2007 and the related management's discussion and analysis in the Corporation's annual information form for the year ended December 31, 2007 and in our most recent management information circular, quarterly reports, material change reports and news releases. Copies of the Corporation's Canadian public filings are available on SEDAR at www.sedar.com. The Corporation's U.S. public filings, including the Corporation's most recent annual report on Form 40-F as supplemented by its filings of Form 6-K, are available at www.sec.com and are incorporated by reference in this prospectus.

We caution that the foregoing list of factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to the Corporation and the Trust, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Furthermore, the forward-looking statements contained in this prospectus are made as of the date of this prospectus and neither the Corporation nor the Trust undertakes any obligation to up-date publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. The forward-looking statements contained in this prospectus are expressly qualified by this cautionary statement.

                                  RISK FACTORS

Before you decide to participate in the Plan and invest in our Trust Units, you should be aware of certain material risks in making such an investment. Before you decide to participate in the Plan and purchase Trust Units, you should consider carefully such risks together with all risk factors and information included or incorporated by reference in this prospectus, including the risk factors set forth in the section titled "Risk Factors" in our annual report on Form 40-F for the fiscal year ended December 31, 2006 filed April 2, 2007, which has been incorporated by reference into this prospectus. In addition, you should consult your own financial and legal advisors before making an investment.

                           RISKS RELATED TO THE PLAN

You will not know the price of the Trust Units you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested. The price of our Trust Units may fluctuate between the time you decide to purchase Trust Units under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

                                   THE TRUST

INTRODUCTION

The Trust is an oil and gas royalty trust that was created under the laws of the Province of Alberta, Canada on December 2, 1988. The purpose of the Trust is to purchase and hold royalty units ("Royalty Units") and other securities issued by the Corporation, its majority owned subsidiary, as well as other investments and to issue Trust Units to members of the public. The Corporation directly and indirectly acquires, owns and manages working interests and royalty interests in oil and natural gas properties. The Trust and the Corporation are managed by Pengrowth Management Limited (the "Manager").

THE TRUST

The Trust is governed by the Trust's amended and restated trust indenture dated June 11, 2007 between the Corporation and Computershare, as the trustee (the "Trust Indenture"). Under the Trust Indenture, the Trust has issued Trust Units to Unitholders who are the beneficiaries of the Trust. Each Trust Unit represents a fractional undivided beneficial interest in the Trust. Our Unitholders are entitled to receive monthly distributions in respect of the royalty ("Royalty") the Corporation pays to the holders of the Royalty Units it has issued, and in respect of investments that are held directly by us.

The Trust presently holds 90.9% of the outstanding common shares in the capital of the Corporation ("Common Shares") and 100% of the Royalty Units. In addition, the Trust holds other permitted investments, including oil and gas processing facilities and cash. The Trust's share of Royalty income, together with any lease, interest and other income of the Trust, less general and administrative expenses, management fees, debt repayment, taxes and other expenses (provided that there is no duplication of expenses already deducted from Royalty income), forms the distributable cash of the Trust.

THE CORPORATION

The Corporation was created under the laws of the Province of Alberta, Canada on December 30, 1987. The name of the Corporation was changed from "Pengrowth Gas Corporation" to "Pengrowth Corporation" in 1998. The Corporation has 1,100 Common Shares outstanding, 1,000 of which are owned by the Trust and 100 of which are owned by the Manager.

The Corporation acquires, owns and operates working interests and royalty interests in oil and natural gas properties directly and indirectly through subsidiary corporations and partnerships. The Corporation has issued Royalty Units which entitle the holders thereof to receive a 99% share of the Royalty income related to the oil and natural gas interests of the Corporation.

The authorized capital of the Corporation includes exchangeable shares which will have economic and voting rights substantially equivalent to the Trust Units and which will be exchangeable, on certain conditions, for Trust Units. Holders of exchangeable shares will not receive dividends or distributions from the Trust, but will receive additional exchangeable shares in lieu of distributions. These additional exchangeable shares would be distributed by way of a stock split. To facilitate voting rights for the exchangeable shares, a special voting unit of the Trust has been authorized which will be entitled at any meeting of Unitholders to a number of votes equal to the number of outstanding exchangeable shares (not including exchangeable shares held by the Trust or its subsidiaries). There are presently no issued or outstanding exchangeable shares.

THE TRUST'S SUBSIDIARIES

In addition to its interest in the Corporation, the Trust owns all of the issued and outstanding shares of Esprit Exploration Ltd. The Trust receives interest on the principal amount of Esprit Exploration Ltd.'s unsecured, subordinated promissory notes and payments from the net profit interest granted to the Trust by Esprit Exploration Ltd. The Corporation, Esprit Energy Trust and Esprit Exploration Ltd. and all its subsidiaries entered into an agency agreement dated October 2, 2006 whereby the Corporation would provide certain services to Esprit Energy Trust and Esprit Exploration Ltd. and all of its subsidiaries. Services generally include, but are not limited to, the provision of all operating, financial, strategic, legal, regulatory, human resource, technology, record keeping, record management and general and administrative services. Esprit Exploration Ltd. was acquired in connection with the strategic business combination with Esprit Energy Trust on October 2, 2006. Esprit Exploration Ltd. holds 100% of the issued and outstanding shares of Canadian 88 Energy Resources Corporation. Each of Esprit Exploration Ltd. and Canadian 88 Energy Resources Corporation are created under the laws of the Province of Alberta, Canada.

THE CORPORATION'S SUBSIDIARIES

The Corporation has a number of subsidiaries and partnership interests arising from the structure of acquisitions completed by the Trust and the Corporation. The Corporation owns all of the issued and outstanding shares of Stellar
Resources  Limited,  which  holds  a  0.01%  partnership  interest  in  each of
Pengrowth Heavy Oil Partnership, Pengrowth Energy Partnership and Crispin Energy Partnership and acts as the general partner or managing partner, as the case may be, of each such partnership. The remaining 99.99% partnership interests in each of the partnerships are held by the Corporation. The Pengrowth Heavy Oil Partnership and Pengrowth Energy Partnership were acquired in connection with the acquisition of certain properties from Murphy Oil Calgary Ltd. in 2004. Crispin Energy Partnership was acquired during 2005 in connection with the acquisition of Crispin Energy Inc. Each of Stellar
Resources Limited, Pengrowth Heavy Oil Partnership, Pengrowth Energy Partnership and Crispin Energy Partnership are created under the laws of the Province of Alberta, Canada.

The Corporation owns all of the issued and outstanding shares of 1268071 Alberta Ltd., which in turn holds 100% of the issued and outstanding shares of 3174792 Nova Scotia Company. 3174792 Nova Scotia Company holds a 99.9% partnership interest in the Carson Creek Operating Partnership and all of the issued and outstanding shares of 3174793 Nova Scotia Company. 3174793 Nova Scotia Company holds the remaining 0.1% interest in the Carson Creek Operating Partnership and is the managing partner of such partnership. 3174792 Nova Scotia Company, 3174793 Nova Scotia Company and the Carson Creek Operating Partnership were acquired in connection with the acquisition of certain properties from ExxonMobil Canada Energy on September 28, 2006. Each of 1268071 Alberta Ltd. and Carson Creek Operating Partnership are created under the laws of the Province of Alberta. Each of 3174793 Nova Scotia Company and 3174792 Nova Scotia Company were created under the laws of the Province of Nova Scotia, Canada.

The Corporation owns all of the issued and outstanding shares of 1275708 Alberta Ltd., which in turn holds 100% of the issued and outstanding shares of 1265707 Alberta ULC, 1265706 Alberta ULC and 1265702 Alberta ULC. 1265707 Alberta ULC holds a 99.99% partnership interest in 706-707 Partnership. 1265706 Alberta ULC holds the remaining 0.01% partnership interest in, and is the managing partner of, 706-707 Partnership. 1265702 Alberta ULC holds 100% of the issued and outstanding shares of 1301253 Alberta Ltd. and a 99.99% partnership interest in, and is the managing partner of, 702 Partnership. 1301253 Alberta Ltd. holds the remaining 0.01% partnership interest in the 702 Partnership. Each of 1265702 Alberta ULC, 1265706 Alberta ULC, 1265707 Alberta ULC and 706-707 Partnership were acquired in connection with the acquisition of certain properties from ConocoPhillips Canada on January 22, 2007.

THE MANAGER

The Manager was created under the laws of the Province of Alberta, Canada on December 16, 1982. The principal business of the Manager is that of a specialty fund manager. The Manager currently provides advisory, management, and administrative services to the Trust and the Corporation. The Manager is also responsible for the acquisition, development, operation and disposition of oil and natural gas properties and other related assets on behalf of the Corporation.

James S. Kinnear, President and a director of the Manager and Chairman, President, Chief Executive Officer and a director of the Corporation, owns, directly or indirectly, all of the issued and outstanding voting securities of the Manager.

TRUST UNIT CONSOLIDATION

On July 27, 2006, the Trust completed the consolidation (the "Consolidation") of its then outstanding Class A Units, Class B Units and trust units remaining in the form in existence prior to the reclassification which occurred on July 27, 2004 ("Prior Trust Units") into a single class of Trust Units. The Consolidation was effected through amendments to the Trust Indenture. The principal amendments to the Trust Indenture were as follows: (a) the residency restrictions attached to the Class B Units were removed; (b) the Class B Units were renamed as Trust Units; (c) the Prior Trust Units were converted to Trust Units; and (d) the Class A Units were converted to Trust Units, other than the Class A Units for which an election and declaration of Canadian residency was provided by the holder thereof. Class A Units for which an election and declaration of Canadian residency was provided remain outstanding but the terms thereof have been amended to prohibit the transfer of such Class A Units. Such outstanding Class A Units may be converted to Trust Units or redeemed for cash, subject to the terms of the Trust Indenture, at any time and at the discretion of the holder thereof. As a result, the Class A Units were de-listed from the TSX, the renamed Class B Units remained listed and posted for trading on the TSX as Trust Units with a new symbol "PGF.UN", and the Trust Units were substitutionally listed in place of the Class A Units on the NYSE under the symbol "PGH".

CAPITALIZATION AND INDEBTEDNESS

The Trust Units are listed on the TSX and the NYSE, and our market capitalization as of May 31, 2007 was approximately Cdn. $4,885,770,000.

Our  total   indebtedness   as  of  May  31,   2007  was   approximately   Cdn.
$1,507,561,000.

                                USE OF PROCEEDS

We have no basis for estimating precisely either the number of Trust Units that may be sold under the Plan or the prices at which such Trust Units may be issued or acquired. The amount of the proceeds that we may receive will depend on the number of participants in the Plan, the amount of the monthly distributions that we pay and the amount invested by participants in additional Trust Units through the optional cash purchase component of the Plan (see "The Plan" below). We do not expect the amount of proceeds that we receive to be material. The net proceeds from the sale of the Trust Units will be principally used for general corporate purposes.

                                    THE PLAN

PURPOSE OF THE PLAN

The purpose of the Plan is to provide Unitholders with a means to: (i) reinvest distributions declared and payable to them as Unitholders, net of withholding taxes, if any, into additional Trust Units without paying any brokerage commissions or service charges and at a 5% Discount to the average market price; and (ii) invest optional cash payments by purchasing additional Trust Units without paying any brokerage commissions or service charges at a 5% Discount to the average market price.

Distributions are paid to the Unitholders of record ten business days prior to the Distribution Date or such other dates as the board of directors of the Corporation may determine (the "Record Date").

We seek to provide a sustainable and predictable stream of distributions; however the distributions paid by us are dependent on cash flow and are therefore subject to fluctuations in the quantity of petroleum and natural gas substances produced, prices received for that production, hedging contract receipts and payments, currency exchange rates, royalties, taxes, our direct expenses, reclamation fund contributions, operating costs, debt service charges and general and administrative expenses. Distributions are set at levels commensurate with cash flow expectations and internal cash requirements.

PARTICIPATION IN THE PLAN

You are eligible to participate in the Plan if you are a registered or beneficial holder of at least one Trust Unit, resident in Canada or the United States and meet the requirements outlined below.

Registered Unitholders are eligible to enroll in the Plan, and may do so by completing a participation form and sending it to Computershare Trust Company of Canada (the "Plan Agent") at the address set out in "Notices" below. Beneficial Unitholders whose Trust Units are not registered in their own names may participate in this Plan by either: (a) having their Trust Units transferred into their own names; or (b) by instructing their broker, trust company, bank or other nominee to participate in the Plan on their behalf while maintaining the Trust Units in their nominee's account. It is not necessary for Beneficial Unitholders to remove their Trust Units from their account with a broker or other nominee to enroll in this Plan. You may obtain a participation form at any time by either providing a written request to the Plan Agent or by visiting our web site at www.pengrowth.com. If you are a registered Unitholder, once you have enrolled in the Plan, you will remain enrolled until you discontinue participation or until we terminate the Plan. See "Amendments, Suspension or Termination of Plan and Plan Agent" below. Please note that not all nominees will allow, nor is any nominee required to allow, your participation in the Plan. If you wish to participate and your nominee does not allow it, it is your responsibility to either transfer your Trust Units to a different nominee allowing participation or into your own name and enroll directly.

Only residents of Canada and the United States are currently allowed to participate in the Plan. Unitholders resident in other jurisdictions shall be allowed to participate in the Plan only after we determine that participation should be made available to those Unitholders taking into account the necessary steps to comply with the laws relating to the offering and the sale of Trust Units in the jurisdictions of residence of those Unitholders.

If the Trust Units are registered in more than one name, all registered Unitholders must sign the participation form. In addition, if your holdings are registered in different names (e.g. full name on some Trust Unit certificates and initials and surname on other Trust Unit certificates), a separate participation form must be completed for each different registration name. If distributions from all Trust Unit holdings are to be reinvested under one account, the registration names must be identical.

Any Trust Units acquired outside of the Plan which are not registered in exactly the same name or manner as Trust Units enrolled in the Plan will not be automatically enrolled in the Plan. If you purchase additional Trust Units outside of the Plan, you are advised to contact the Plan Agent to ensure that all Trust Units you own are enrolled in the Plan.

Your participation in the Plan in respect of the reinvestment of cash distributions will commence as of the Record Date for any given Distribution Date following receipt by the Plan Agent of a duly completed participation form, provided that, the Plan Agent received the form no later than five business days immediately preceding the Record Date.

If you sell or transfer Trust Units that were previously registered in your name, the reinvestment of distributions will cease in respect of the Trust
Units that have been sold or transferred. Participation in the Plan will be terminated upon receipt by the Plan Agent of evidence satisfactory to the Plan Agent and the Manager of the death of a participant. In such case, a certificate for the whole Trust Units in the participant's account will be issued in the name of the estate of the deceased participant along with a cheque representing payment for any fraction of a Trust Unit in the account and the return of any uninvested optional cash payments to the estate of the deceased participant. Requests for issuance of a certificate and/or a payment for a fractional Trust Unit in the name of an estate must be accompanied by appropriate documentation.

OPTIONAL TRUST UNIT PURCHASES PURSUANT TO THE PLAN

Additionally, participants are eligible to make cash investments through optional cash payments which will be invested in Trust Units by the Plan Agent on the same basis as provided in the Plan for distributions. Participants may invest up to the Maximum Contribution Amount or the Maximum U.S. Contribution Amount, as applicable, through such optional cash payments.

If you are a registered owner of Trust Units, and wish to invest through optional cash payments, the Plan Agent should receive the participation form no later than 5:00 p.m. (E.S.T.) on or before the Distribution Date to which such distribution relates.

METHOD OF PURCHASE

Under the terms of the Plan, you may direct the Plan Agent to reinvest all cash distributions, net of withholding taxes, if any, on Trust Units registered or held in your name to purchase new Trust Units. Cash distributions payable on Trust Units registered for a participant in the Plan, after deduction of any applicable withholding tax, will be paid to the Plan Agent and applied automatically by the Plan Agent on each Distribution Date to the purchase of Trust Units for that participant. Cash investments will be similarly applied by the Plan Agent towards purchases of Trusts Units for that participant. The Plan Agent will credit the additional Trust Units to the participant's or its nominee's account.

PURCHASE PRICE

The Plan Agent shall purchase Trust Units from treasury at a purchase price per Trust Unit equal to the weighted average closing price of all Trust Units traded on the TSX for each of the 20 days immediately preceding the applicable Distribution Date, less 5%.

FRACTIONAL TRUST UNITS

A participant's pro rata entitlement to Trust Units purchased pursuant to the Plan may result in the participant holding a fraction of a Trust Unit. The Plan Agent will pay cash adjustment for any such fractional Trust Unit upon the withdrawal or termination by the participant of his or her participation in the Plan or upon termination of the Plan.

ADMINISTRATION

The Trust has entered into an agreement dated June 15, 2007 with the Plan Agent. The Plan Agent will administer the Plan for the participants. Its responsibilities include:

o effecting participation in the Plan by participants upon receipt of a duly completed participation form;

o    maintaining an account for each participating Unitholder;

o    receiving eligible funds;

o purchasing and crediting the Trust Units accumulated under the Plan to each participant's account;

o sending statements of accounts to the participants approximately three weeks after each investment; and

o other duties required by the Plan or necessary or desirable to fulfill the aims of the Plan.

PARTICIPANTS' ACCOUNTS AND REPORTS

The Plan Agent will maintain an account for each participating registered Unitholder in this Plan. A statement of account will be mailed by the Plan
Agent to each participating registered Unitholder approximately three weeks after each investment, whether monthly or quarterly. This statement will set out the amount of the cash distributions, net of any withholding tax, paid on the participant's Trust Units for the relevant period, the total amount of any optional cash payments received from this participant during the period, the number of additional Trust Units purchased through this Plan for the period, the dates of these purchases, the applicable purchase price per Trust Unit and the updated total number of Trust Units being held for the participant in this Plan. These statements are a participant's continuing record of the cost of purchases and should be kept for tax purposes. In addition, each participant will receive the appropriate information annually for reporting distributions for tax purposes.

FEDERAL ANTI-TERRORISM AND ANTI-MONEY LAUNDERING LEGISLATION

Federal anti-terrorism and anti-money laundering legislation requires that participants wishing to make optional cash payments provide certain personal information. If an optional cash payment is being made, participants will be required to complete the Optional Cash Purchase - Participant Declaration Form and submit to the Plan Agent with their completed Enrollment and Authorization Form.

TRUST UNIT CERTIFICATES

Generally, certificates for new Trust Units purchased through the Plan will be held for participants and reported on the statement of account. This service protects against loss, theft or destruction of Trust Unit certificates. However, participants who require a Trust Unit certificate but who do not wish to terminate participation in the Plan may obtain a certificate for any number of whole Trust Units held in their account by written request to the Plan Agent. A certificate will not be issued for a fraction of a Trust Unit.

Plan accounts are maintained in the names in which certificates were registered with the Trust at the time the participant enrolled in the Plan. Consequently, certificates for whole Trust Units withdrawn from the Plan will be registered in exactly the same manner when issued.

Trust Units being held for a participant in the Plan may not be pledged, sold or otherwise disposed of by a participant. The participant who wishes to do so must submit a withdrawal request with the Plan Agent. If the withdrawal request form is not received by the Plan Agent at least five business days before a Record Date, it will not be processed until after the next investment has been completed. A withdrawal request form may be obtained from the Plan Agent at the address provided under "Notices" below. Certificates will generally be issued to a participant within three weeks of receipt by the Plan Agent of the withdrawal request. Certificates will not be issued for fractions of a Trust Unit. Please note that cash distributions on the certificated Trust Units will, until such Trust Units are sold or otherwise transferred, continue to be reinvested under this Plan, as will cash distributions on any Trust Units remaining in the participant's account.

COMMISSIONS AND ADMINISTRATIVE COSTS

There is no charge to participants for reinvesting distributions or for investing optional cash payments pursuant to this Plan. The Plan Agent's fees for reinvesting distributions and for investing optional cash payments will be paid by the Trust. No brokerage charges will be incurred with respect to the issuance of Trust Units from treasury for reinvesting distributions or for investing optional cash payments. However, Unitholders who enroll in this Plan through a broker, trust company, bank or other nominee may be subject to fees in accordance with their agreement with their nominee.

RESPONSIBILITIES OF THE TRUST, THE CORPORATION AND THE PLAN AGENT

Neither we, the Corporation nor the Plan Agent shall be liable for any act done in good faith or for any good faith omission to act. Participants should recognize that neither we, the Corporation nor the Plan Agent can assure a gain or protect against loss as a result of their holding Trust Units.

TERMINATION OF PARTICIPATION

Plan participants may, after electing to participate in the Plan, terminate their participation in the Plan, in the case of registered Unitholders, by providing written termination notice to the Plan Agent at least five business days immediately preceding the Record Date for the next distribution. If the termination form is not received by the Plan Agent at least five business days immediately preceding the Record Date to which such distribution relates, your participation in the Plan will continue in the usual manner and the termination will be effective for the next distribution.

Upon termination of participation in the Plan, the Plan Agent will as soon as practicable (and in any event within three weeks of receipt of the termination notice or within three weeks after the next Distribution Date) settle the participant's account by transferring the participant's Trust Units to or to the order of such participant and, if applicable, issue a cheque representing a cash adjustment for fractional Trust Units.

UNITHOLDER VOTING

For any meeting of Unitholders, you will receive proxy materials in order to vote all Trust Units held for your account. Your Trust Units will be voted as you direct or you may vote by proxy or in person at the meeting of Unitholders. A fractional Trust Unit does not carry the right to vote.

         AMENDMENTS, SUSPENSION OR TERMINATION OF PLAN AND PLAN AGENT

The Trust reserves the right to amend, suspend or terminate this Plan at any time, but such action shall have no retroactive effect which would prejudice the interests of the participants. Without limiting the generality of the foregoing, the Trust may suspend or terminate this Plan with respect to the residents of any jurisdiction in which compliance with applicable securities laws would be, in the sole judgment of the Manager of the Trust, impracticable or unduly expensive. Any amendment to this Plan must be pre-cleared by the TSX. Participants will be sent written notice of any such amendment, suspension or termination that affects them. If this Plan is terminated by the Trust, participants will receive a certificate registered in their name for whole Trust Units being held for them, a cheque in payment for any fraction of a Trust Unit and the return of any uninvested optional cash payments.

NOTICES

All notices required to be given to participants will be mailed to them at the address shown on the records of the Plan Agent.

Written communications to the Plan Agent should be addressed to:

            Computershare Trust Company of Canada
            100 University Avenue, 9th Floor
            Toronto, Ontario M5J 2Y1
            Canada

            Attention:    Dividend Reinvestment Department
            Toll Free:    1-800-564-6253

Written communications to us should be addressed to:

            Pengrowth Energy Trust
            c/o Pengrowth Corporation
            Suite 2900, 240 - 4th Avenue S.W.
            Calgary, Alberta, Canada T2P 4H4

            Attention:    Investor Relations
            Facsimile:    403-294-0051


GOVERNING LAW

The Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

                 INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

The following summary of tax consequences is of a general nature only and is not intended to be legal or tax advice to any particular participant. It is the responsibility of participants in the Plan to consult their own tax advisors with respect to the tax consequences of participation in the Plan in their respective country of residence.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a participant in the Plan who, for the purposes of the Income Tax Act (Canada) (the "Tax Act") and any applicable tax treaty, and at all relevant times, is not resident or deemed to be resident in Canada, does not use or hold (and is not deemed under the Tax Act to use or hold) Trust Units in, or in the course of, carrying on a business in Canada, and is not an insurer who carries on an insurance business in Canada and elsewhere (a "Non-Resident Unitholder").

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the "Regulations"), the current provisions of the Canada-United States Tax Convention, 1980 (the "Canada-U.S. Tax Treaty") and our understanding of the current published administrative and assessing practices of the Canada Revenue Agency. This summary also takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments"). This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative action, or in administrative practice, nor does it take into account provincial or territorial laws of Canada or the tax laws of any foreign country. No assurances can be given that the Proposed Amendments will be enacted as proposed, or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein after the date of the Plan.

On October 31, 2006, the federal Minister of Finance ("Finance") announced new proposals (the "October 31 Proposals") that, if enacted, would change the manner in which certain flow-through entities, referred to as "specified investment flow-through" entities or "SIFTs", and the distributions from such entities are taxed. In their current form, the October 31 Proposals will not apply to SIFTs that were publicly traded on October 31, 2006 ("Grandfathered SIFTs") until January 1, 2011. However, the October 31 Proposals indicate that any "undue expansion" of a Grandfathered SIFT between October 31, 2006 and January 1, 2011 (the "Interim Period"), may cause the application of the October 31 Proposals to the Grandfathered SIFT to occur before January 1, 2011.

Following the October 31, 2006 announcement, Finance issued a press release on December 15, 2006 wherein it provided guidelines (the "Normal Growth Guidelines") as to what would be considered "normal growth" as opposed to "undue expansion" of a SIFT trust. On December 21, 2006, Finance also released draft legislation to implement the October 31 Proposals (the "Draft Legislation") and invited commentary on the technical aspects of the Draft Legislation prior to January 31, 2007. On March 19, 2007, Finance introduced Bill C-52 into the Canadian House of Commons, which incorporates the October 31 Proposals. Bill C-52 has received third and final reading in the House of Commons but is not yet law.

Provided that the Trust is not considered to have undergone an "undue expansion" during the Interim Period, as set out in the Normal Growth Guidelines, Bill C-52, if enacted in its current form, will change the manner in which the Trust and its distributions are taxed beginning January 1, 2011. More specifically, the Trust will be subject to entity level taxation, which will reduce the amount of cash available for distribution to the Unitholders. Based on the proposed rate of entity level taxation, the tax rate on certain income distributed by the Trust to its Unitholders would approximate the tax rate applicable to a taxable Canadian corporation. Based on information released by Finance in conjunction with the October 31 Proposals, the proposed tax rate in 2011 will be 31.5% which is comprised of an 18.5% federal tax and a 13% tax rate on account of provincial tax. It is assumed, for the purposes of this summary, that the Trust will not be subject to the October 31 Proposals until January 1, 2011.

Under the existing provisions of the Tax Act, any distribution of income by the Trust to a Non-Resident Unitholder will be subject to Canadian withholding tax at the rate of 25% unless such rate is reduced under the provisions of a convention between Canada and the Non-Resident Unitholder's jurisdiction of residence. A Non-Resident Unitholder resident in the United States who is entitled to claim the benefit of the Canada-U.S. Tax Treaty, will generally be entitled to have the rate of withholding reduced to 15% of the amount of any income distributed.

Pursuant to the October 31 Proposals, amounts in respect of the Trust's income payable to Non-Resident Unitholders that are not deductible to the Trust will be treated as a taxable dividend from a taxable Canadian corporation. Such dividends will be subject to Canadian withholding tax at a rate of 25%, unless such rate is reduced under the provisions of a convention between Canada and the Non-Resident Unitholder's jurisdiction of residence. A Non-Resident

Unitholder resident in the United States who is entitled to claim the benefit of the Canada-U.S. Tax Treaty generally will be entitled to have the rate of withholding reduced to 15% of the amount of such dividend. Although the October 31 Proposals may not increase the tax payable by Non-Resident Unitholders in respect of dividends deemed to be paid by the Trust, it is expected that the imposition of tax at the Trust level under the October 31 Proposals will materially reduce the amount of cash available for distributions to Unitholders.

Returns of capital to a Unitholder who is not a resident of Canada for purposes of the Tax Act or is a partnership that is not a "Canadian partnership" for purposes of the Tax Act are, and will be under the October 31 Proposals, subject to a 15% Canadian withholding tax.

It is not certain whether the amount by which the fair market value of the Trust Units received by a Non-Resident Unitholder on a reinvestment of cash distributions pursuant to the Plan exceeds the amount of the cash reinvested (that is, the 5% discount) is subject to this 15% withholding tax. In the event the Trust determines that it is, the Trust will withhold such tax and remit it to the Canadian government.

As a consequence of these withholding taxes, the amount that may be reinvested in the Plan by a Non-Resident Unitholder, and the number of Trust Units received by a Non-Resident Unitholder on a reinvestment of cash distributions, will be reduced by the amount of the taxes withheld. It is also expected that the amount of cash distributions available to reinvest in Trust Units will be reduced by the 31.5% entity level tax applicable to the Trust.

Generally, subject to the comments in the next paragraph with respect to an in specie redemption of Trust Units, no Canadian taxes will be payable by a
Non-Resident Unitholder in respect of a disposition, whether by way of redemption or otherwise, by the Non-Resident Unitholder of Trust Units, provided the Trust Units do not constitute "taxable Canadian property" (within the meaning of the Tax Act) to the Non-Resident Unitholder. Generally, Trust Units will not constitute taxable Canadian property to a Non-Resident Unitholder at a particular time provided the Non-Resident Unitholder, persons with whom the Non-Resident Unitholder does not deal at arm's length (within the meaning of the Tax Act), or the Non-Resident Unitholder together with such persons did not own 25% or more of the issued Trust Units at any time during the 60 month period that ends at that particular time, and provided further that the Trust qualifies as a "mutual fund trust" under the Tax Act at the time of the disposition.

If a Non-Resident Unitholder requests a redemption of his or her Trust Units, the Non-Resident Unitholder may, as a consequence, receive a direct interest in the royalty, and shares and notes of the Corporation or certain other subsidiaries of the Trust. The Canadian income tax consequences to a
Non-Resident Unitholder of owning and disposing of such securities are not described herein. Non-Resident Unitholders are urged to consult their own tax advisors before requesting a redemption of their Trust Units.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general description of the material United States federal income tax consequences of the ownership and disposition of Trust Units to a Unitholder who participates in the Plan. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, existing and proposed Treasury regulations, and interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to change (possibly with retroactive effect), and any such change may result in United States federal income tax consequences to a Unitholder that are materially different from those described below. No rulings from the United States Internal Revenue Service (the "IRS") have been or will be sought with respect to the matters described below, and consequently, the IRS may not take a similar view of the consequences described below.

The following discussion does not purport to be a full description of all United States federal income tax considerations that may be relevant to a
United States holder (as defined below) in light of such Unitholder's particular circumstances and only addresses Unitholders who hold Trust Units as capital assets within the meaning of Section 1221 of the Code. Furthermore, this discussion does not address the United States federal income tax considerations applicable to Unitholders subject to special rules, such as (i) persons that are not United States holders, (ii) certain financial institutions or insurance companies, (iii) real estate investment trusts or regulated investment companies, (iv) traders in securities that elect to use a mark-to-market method of accounting or dealers in securities or currencies, (v) persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or a synthetic security or other integrated transaction,
(vi) Unitholders whose  "functional  currency" is not the United States dollar,
(vii) persons subject to the alternative minimum tax, and (viii) U.S. expatriates. In addition, except as otherwise indicated, this discussion does not include any description of any estate and gift tax consequences, or the tax laws of any state, local or foreign government that may be applicable.

As used herein, the term "United States holder" means a beneficial owner of a Trust Unit that is (i) an individual citizen or resident of the United States,
(ii) a corporation or other entity taxable as a corporation organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation without regard to the source or (iv) a trust if a United States court has primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or an entity taxable as a partnership for United States federal income tax purposes) holds our Trust Units, the United States federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A United States person that is a partner of a partnership (or an entity taxable as a partnership for United States federal income tax purposes) holding our Trust Units should consult its own tax advisors.

UNITED  STATES  HOLDERS  SHOULD  CONSULT  THEIR TAX ADVISORS WITH REGARD TO THE
APPLICATION  OF  UNITED  STATES  FEDERAL  INCOME  TAX LAWS TO THEIR  PARTICULAR
SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

CLASSIFICATION OF THE TRUST AS A PARTNERSHIP

We have elected under applicable Treasury Regulations to be treated as a partnership for United States federal income tax purposes. Although there is no plan or intention to do so, we have the right to elect under applicable Treasury Regulations to be treated as a corporation for United States federal income tax purposes, if such election was determined to be beneficial.

A partnership generally is not treated as a taxable entity and incurs no United States federal income tax liability. Instead, as discussed below, each partner in an entity treated as a partnership for tax purposes is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its United States federal income tax liability, regardless of whether cash or other distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner's adjusted basis in its partnership interest (see "Tax Consequences of Trust Unit Ownership - Treatment of Distributions"). Each Unitholder will be treated as a partner in the Trust for United States federal income tax purposes.

Section 7704 of the Code provides that publicly-traded partnerships such as the Trust will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes interest (from other than a financial business), dividends, rents from real property, oil and gas royalty income, gains from the sale of oil and gas properties, and gains derived from the exploration, development, mining or production, processing, refining, transportation or the marketing of oil and gas. Royalty income received by the Trust from the Corporation should be treated as qualifying income. The Trust believes that less than 10 percent of its income for the current year will not be qualifying income and that it has met the qualifying income exception since it first elected to be treated as a partnership for United States federal income tax purposes in 1997. The Trust expects that it will continue to meet the qualifying income exception in 2007 and thereafter. No assurance can be given that the qualifying income exception will in fact be met.

POSSIBLE CLASSIFICATION AS A CORPORATION; PFIC RULES

If we fail to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), we will be treated as if we transferred all of our assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which we fail to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to our owners in liquidation of their interests in us. That deemed transfer and liquidation would likely be taxable to United States holders. Thereafter, we would be treated as a corporation for federal income tax purposes. United States holders would be required to file IRS Form 926 to report the deemed transfer and any other transfers made to the Trust while it is treated as a corporation.

If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would not be passed through to United States holders. Instead, United States holders would be taxed upon the receipt of distributions, either pursuant to the passive foreign investment company ("PFIC") rules discussed below or, if those rules are not applicable (or if the United States holder makes certain elections pursuant to those rules), as either taxable dividend income (to the extent of our current or accumulated earnings and profits calculated by reference to our tax basis in our assets without regard to the price paid for Trust Units by subsequent United States holders) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the United States holder's tax basis in its Trust Units) or taxable capital gain (after the United States holder's tax basis in the Trust Units is reduced to zero). If we were treated as a corporation, it is possible that we would be considered a PFIC, in which case special rules (discussed below), potentially quite adverse to United States holders, would apply.

CONSEQUENCES OF POSSIBLE PFIC CLASSIFICATION

A non-United States entity treated as a corporation for United States federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to the applicable "look through" rules, either (1) at least 75 percent of its gross income is "passive" income (the "income test") or (2) at least 50 percent of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income (the "assets test").

The Trust currently believes that, if classified as a corporation, it would not be a PFIC. Because PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually, no assurance can be given that the Trust, if it were a corporation, would not be now, and would not be in the future, a PFIC.

If we were classified as a PFIC, for any year during which a United States holder owns Trust Units, the United States holder will generally be subject to special rules (regardless of whether we continue to be a PFIC) with respect to
(1) any "excess distribution" (generally, any distribution received by the United States holder on Trust Units in a taxable year that is greater than 125 percent of the average annual distributions received by the United States holder in the three preceding taxable years or, if shorter, the United States holder's holding period for the Trust Units) and (2) any gain realized upon the sale or other disposition of Trust Units. Under these rules:

o the excess distribution or gain will be allocated ratably over the United States holder's holding period;

o the amount allocated to the current taxable year and any year prior to the first year in which we were a PFIC will be taxed as ordinary income in the current year;

o the amount allocated to each of the other taxable years in the United States holder's holding period will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

o an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

A United States holder would also generally be subject to similar rules with respect to distributions to us by, and dispositions by us of the stock of, any direct or indirect subsidiary of the Trust that is also a PFIC.

Certain elections may be available to a United States holder if we were classified as a PFIC. We will provide United States holders with information concerning the potential availability of such elections if it determines that it is or will become a PFIC.

The discussion below is based on the assumption that we will be treated as a partnership for United States federal income tax purposes.

TAX CONSEQUENCES OF PLAN PARTICIPATION

AMOUNT CAPABLE OF INCLUSION IN INCOME

For United States federal income tax purposes, a United States holder who is a participant in the Plan will be treated as receiving a distribution equal to the sum of (i) the fair market value as of the Distribution Date of Trust Units acquired pursuant to the Plan, and (ii) any Canadian taxes which we withhold with respect to the distribution. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner's adjusted basis in his partnership interest (see "Tax Consequences of Trust Unit Ownership - Treatment of Distributions" below).

BASIS AND HOLDING PERIOD

The amount paid for the Trust Units will be added to the adjusted tax basis of a United States holder in its interest in us. The holding period of Trust Units generally should begin on the day after the distribution payment date. For a discussion of basis recovery and the determination of holding periods of Trust Units if Trust Units are sold, including if a portion of a holder's Trust Units are sold, see "Disposition of - Recognition of Gain or Loss" below.

TAX CONSEQUENCES OF TRUST UNIT OWNERSHIP

FLOW-THROUGH OF TAXABLE INCOME

Each United States holder will be required to report on its income tax return its allocable share (based on the percentage of Trust Units owned by that United States holder) of our income, gains, losses and deductions for the taxable year of the Trust ending with or within the taxable year of the United States holder without regard to whether corresponding cash distributions are received by such United States holder. Consequently, a United States holder may be allocated income from the Trust even if it has not received a cash distribution from us.

We intend to make available to each United States holder, within 75 days after the close of each calendar year, a Substitute Schedule K-1 containing his share of our income, gain, loss and deduction for the preceding Trust taxable year.

We treat the Royalty between us and the Corporation as a royalty interest for all legal purposes, including United States federal income tax purposes. The indenture pursuant to which the Royalty is paid, the royalty indenture
("Royalty Indenture") in some respects differs from more conventional "net profits" interests as to which the courts and the IRS have ruled, and as a result the propriety of such treatment is not free from doubt. It is possible that the IRS could contend, for example, that the Trust should be considered to have a working interest in the properties of the Corporation. If the IRS were successful in making such a contention, the United States federal income tax consequences to United States holders could be different, perhaps materially worse, than indicated in the discussion herein, which generally assumes that the Royalty Indenture will be respected as a royalty.

TREATMENT OF DISTRIBUTIONS

Distributions by us to a United States holder generally will not be taxable to the United States holder for federal income tax purposes to the extent of its tax basis in its Trust Units immediately before the distribution. Cash distributions in excess of a United States holder's tax basis generally will be considered to be gain from the sale or exchange of the Trust Units, taxable in accordance with the rules described under "--Disposition of Trust Units" below.

BASIS OF TRUST UNITS

A United States holder's initial tax basis for its Trust Units will be the amount paid for the Trust Units. That basis will be increased by its share of our income and decreased (but not below zero) by distributions to it from us, by the United States holder's share of our losses and deductions, and by its share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. See "--Disposition of Trust Units--Recognition of Gain or Loss".

LIMITATIONS ON DEDUCTIBILITY OF LOSSES

There are limitations on the ability of a United States holder to deduct any Trust losses under the basis limitation rules, the at-risk rules and the passive loss rules. Special passive loss rules apply to a publicly traded partnership such as the Trust.

It is not anticipated that we will generate losses. Nevertheless, should losses result, United States holders should consult their own tax advisors as to the applicability to them of such loss limitations.

LIMITATIONS ON INTEREST DEDUCTIONS

The deductibility of a non-corporate taxpayer's "investment interest expenses" is generally limited to the amount of such taxpayer's "net investment income." Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment and (ii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a United States holder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or own Trust Units. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

FOREIGN TAX CREDITS

Subject to certain limitations set forth in the Code, United States holders may elect to claim a credit against their United States federal income tax liability for net Canadian income tax withheld from distributions received in respect of the Trust Units that is not refundable to the United States holder. United States holders will also be entitled to claim a foreign tax credit for any Canadian income taxes paid by us. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For taxable years beginning after December 31, 2006, distributions will be "passive category income" or "general category income" for purposes of computing the foreign tax credit allowable to a United States holder (United

States holders with tax years beginning before January 1, 2007 should consult their own tax advisors regarding applicable limitations). The October 31 Proposals, if enacted, would apply a tax at the Trust level on distributions of certain income from a SIFT trust. It is unclear whether this tax will constitute an income tax or a tax imposed "in lieu" thereof for purposes of the foreign tax credit rules; if it does not constitute such a tax it will not be creditable. The rules and limitations relating to the determination of the foreign tax credit are complex and prospective purchasers are urged to consult their own tax advisors to determine whether or to what extent they would be entitled to such credit. United States persons that do not elect to claim foreign tax credits may instead claim a deduction for their share of Canadian income taxes paid by us or withheld from distributions by us.

TAX TREATMENT OF TRUST OPERATIONS

ACCOUNTING METHOD AND TAXABLE YEAR

We use the year ending December 31 as its taxable year and have adopted the accrual method of accounting for United States federal income tax purposes.

DEPLETION

Under the Code, a United States holder may deduct in its United States federal income tax return a cost depletion allowance with respect to the Royalty Units issued by the Corporation to the Trust. United States holders must compute their own depletion allowance and maintain records of the adjusted basis of the Royalty Units for depletion and other purposes. We, however, intend to furnish each United States holder with information relating to this computation.

Cost depletion is calculated by dividing the adjusted basis of a property by the total number of units of oil or gas expected to be recoverable therefrom and then multiplying the quotient by the number of units of oil and gas sold during the year. Cost depletion, in the aggregate, cannot exceed the initial adjusted basis of the property. In this connection, we intend to utilize a tax election, known as a Section 754 election and discussed below, which will allow purchasers of Trust Units to be entitled to depletion deductions based upon their purchase price for the Trust Units.

The depletion allowance must be computed separately by each United States holder for each oil and gas property, within the meaning of Section 614 of the Code. The IRS is currently taking the position that a net profits interest carved from multiple properties is a single property for depletion purposes. The Royalty Indenture burdens multiple properties. Accordingly, we intend to take the position that the properties subject to the Royalty Indenture constitute a single property for depletion purposes and the income from the net profits interest will be royalty income qualifying for an allowance for depletion. We anticipate that we would change this position if it should be determined that a different method of computing the depletion allowance is required by law.

DEPRECIATION

The tax basis of the various  depreciable  assets of the Trust will be used for
purposes  of  computing   depreciation   and  cost  recovery   deductions  and,
ultimately, gain or loss on the disposition, of such assets.

VALUATION OF OUR PROPERTIES

Certain of the United States federal income tax consequences of the ownership and disposition of Trust Units will depend in part on our estimates of the relative fair market value of our assets. Although we may consult from time to time with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates. These estimates are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by United States holders might change, and United States holders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

SECTION 754 ELECTION

We have made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election generally requires us, in the case of a sale of the Trust Units in the secondary market, to adjust the purchaser's tax basis in the assets of the Trust pursuant to Section 743(b) of the Code to reflect the purchaser's purchase price of its Trust Units. The
Section 743(b) adjustment belongs to the purchaser and not to other partners.

A Section 754 election is advantageous if the purchaser's tax basis in its Trust Units is higher than its share of the aggregate tax basis to the Trust of the assets of the Trust immediately prior to the purchase. In such a case, as a result of the election, the purchaser would have a higher tax basis in its share of the assets of the Trust for purposes of calculating, among other things, depletion and depreciation. Conversely, a Section 754 election is disadvantageous if the purchaser's tax basis in such Trust Units is lower than its share of the aggregate tax basis of the assets of the Trust immediately prior to the transfer. Thus, the fair market value of the Trust Units may be affected either favorably or adversely by the election.

DISPOSITION OF TRUST UNITS

RECOGNITION OF GAIN OR LOSS

Gain or loss will be recognized on a sale of Trust Units equal to the difference between the amount realized and the United States holder's tax basis for the Trust Units sold. Gain or loss recognized by a United States holder on the sale or exchange of Trust Units will generally be taxable as capital gain or loss, and will be long-term capital gain or loss if such United States holder's holding period of the Trust Units exceeds one year. In the case of a non-corporate United States holder, any such long-term capital gain will be subject to tax at a reduced rate.

A portion of any amount realized on a sale or exchange of Trust Units (which portion could be substantial) will be separately computed and taxed as ordinary income under Section 751 of the Code to the extent attributable to the recapture of depletion or depreciation deductions. Ordinary income attributable to depletion deductions and depreciation recapture could exceed net taxable gain realized upon the sale of the Trust Units and may be recognized even if there is a net taxable loss realized on the sale of the Trust Units. Thus, a United States holder may recognize both ordinary income and a capital loss upon a taxable disposition of Trust Units. Certain limitations apply to the deductibility of capital losses.

The IRS has ruled that a person who acquires interests in an entity, such as the Trust, which is treated as a partnership for United States federal income tax purposes in separate transactions at different prices must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be ratably allocated to the interests sold and retained using an "equitable apportionment" method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, regulations allow a seller of such an interest who can identify the interest sold with an ascertainable holding period to elect to use that holding period. Thus, according to the ruling, a United States holder will be unable to select high or low basis Trust Units to sell as would be the case with corporate stock but, according to the regulations, may designate Trust Units sold for purposes of determining the holding period of the Trust Units sold. A United States holder electing to use this approach must consistently use that approach for all subsequent sales and exchanges of Trust Units. It is not clear whether the ruling applies to the Trust because, similar to corporate stock, interests in the Trust are readily ascertainable and are evidenced by separate certificates. A United States holder considering the purchase of additional Trust Units or the sale of Trust Units purchased in separate transactions should consult its own tax advisor regarding the application of this ruling and the regulations.

ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES

In general, in reporting tax information for United States holders our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the United States holders in proportion to the number of Trust Units owned by each of them on the first business day of the month (the "allocation date"). However, gain or loss realized on a sale or other disposition of Trust assets other than in the ordinary course of business, and other extraordinary items, will be allocated among the United States holders on the allocation date in the month in which that gain or loss is recognized.

NOTIFICATION REQUIREMENTS

A United States holder that sells or exchanges Trust Units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of Trust Units will be required to furnish statements to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that allocates the consideration paid for the Trust Units. This information will be provided by the Trust. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

CONSTRUCTIVE TERMINATION

The Trust will be considered to have been terminated for United States Federal income tax purposes if there is a sale or exchange of 50% or more of the total Trust Units within a 12-month period. A termination of the Trust will result in a decrease in tax depreciation available to the United States holders thereafter and in the closing of its taxable year for all United States holders. In the case of a United States holder reporting on a taxable year other than a fiscal year ending December 31, the closing of the Trust's taxable year may result in more than 12 months' taxable income or loss of the Trust being includable in its taxable income for the year of termination. New tax elections would have to be made by the Trust, including a new election under
Section 754 of the Code. Adverse tax consequences could ensue if we were unable to determine that the termination had occurred. Finally, a termination of the Trust could result in taxation of the Trust as a corporation if the Qualifying Income Exception was not met in the short taxable years caused by termination. See "--Classification of the Trust as a Partnership."

TREATMENT OF TRUST UNIT LENDING AND SHORT SALES

The special rules of the Code that apply to securities lending transactions do not, by their terms, apply to interests in a partnership. Accordingly, a United States holder whose Trust Units are loaned to a "short seller" to cover a short sale of Trust Units may be considered as having disposed of ownership of those Trust Units. If so, it would no longer be a partner with respect to those Trust Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any Trust income, gain, deduction or loss with respect to those Trust Units would not be reportable by the United States holder and any cash distributions received by the United States holder with respect to those Trust Units would be fully taxable as ordinary income. United States holders desiring to assure their status as owners of Trust Units and avoid the risk of gain recognition resulting from the application of these rules should modify any applicable brokerage account agreements to prohibit their brokers from borrowing or loaning their Trust Units.

The Code also contains provisions affecting the taxation of certain financial products and securities, including interests in entities such as the Trust, by treating a taxpayer as having sold an "appreciated" interest, one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value, if the taxpayer or related persons enter into an offsetting notional principal contract, or a futures or forward contract with respect to the interest on substantially identical property. Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the interest, the taxpayer will be treated as having sold that portion if the taxpayer or a related person then acquires the interest or substantially identical property. The Secretary of Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

DISPOSITION OF TRUST UNITS BY REDEMPTION

The tax consequences of a redemption of Trust Units are complex and depend in part upon whether some or all of a United States holder's Trust Units are redeemed. The tax consequences of a redemption of all of a United States holder's Trust Units should generally be the same as discussed above under "Disposition of Trust Units - Recognition of Gain or Loss." United States holders contemplating a redemption of some or all of their Trust Units should consult their tax advisors.

UNIFORMITY OF TRUST UNITS

Because we cannot match transferors and transferees of Trust Units, we must maintain uniformity of the economic and tax characteristics of the Trust Units to a purchaser of these Trust Units. In the absence of such uniformity, the Trust may be unable to comply completely with a number of federal income tax requirements.

A lack of uniformity, however, can result from a literal application of some Treasury regulations. If any non-uniformity was required by the Service, it could have a negative impact on the value of the Trust Units.

TAX-EXEMPT ORGANIZATIONS

Employee benefit plans (including individual retirement accounts ("IRAs") and other retirement plans) and most other organizations exempt from federal income tax (each, a "TEO") are subject to federal income tax on unrelated business taxable income ("UBTI"). Because we expect substantially all income of the Trust to be royalty income, rents from real property or interest, none of which is UBTI, a TEO should not be taxable on any income generated by ownership of the Trust Units except as described in the next paragraph. However, the Royalty Indenture is in several respects an unusual royalty indenture, for which there is no clear United States income tax guidance. It is possible that the IRS could contend that some or all of our income under the Royalty Indenture does not qualify as royalty income, but should instead be treated as UBTI. In addition, the classification of certain facilities owned by us as real property or personal property is a determination subject to uncertainty. If such facilities were determined to be personal property for United States federal income tax purposes, the rent derived therefrom would be UBTI to a TEO. Prospective purchasers of Trust Units that are TEOs are encouraged to consult their tax advisors regarding the foregoing.

If the Trust finances with indebtedness an acquisition of any property to be held to produce income, income derived from such property in whole or in part will be UBTI to a TEO. Furthermore, if a TEO acquires Trust Units with indebtedness, then a portion of any interest, rents from real property and royalty income received by the TEO attributable to the Trust Units will be treated as UBTI and thus will be taxable to a TEO.

ADMINISTRATIVE MATTERS

TRUST INFORMATION RETURNS

We are currently not required to file a United States federal income tax return, since we have no gross income derived from sources within the United States or gross income which is effectively connected with the conduct of a trade or business within the United States. However, the IRS may require a United States holder to provide statements or other information necessary for the IRS to verify the accuracy of the reporting by the United States holder on its income tax return of any items of our income, gain, loss, deduction, or credit. If we were to file a United States tax return in future tax years, the filing would change the manner in which we provide tax information to the United States holders and special procedures would also apply to an audit of such tax return by the IRS.

REGISTRATION AS A TAX SHELTER

The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that the Trust is not subject to the registration requirement on the basis that it will not constitute a tax shelter. However, we have registered as a tax shelter with the Secretary of the Treasury because of the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which otherwise might be imposed if we failed to register and it were subsequently determined that registration was required. The IRS has issued the Trust the following tax shelter registration number: 99068000003.

You must report this registration number to the IRS, if you claim any deduction, loss, credit, or other tax benefit or report any income by reason of your investment in the Trust. You must report the registration number (as well as the name, and taxpayer identification number of the Trust) on Form 8271. The Trust's taxpayer identification number is 98-0185056. Form 8271 must be attached to the return on which you claim the deduction, loss, credit, or other tax benefit or report any income of the Trust. A United States holder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure.

ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE TRUST OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED, OR APPROVED BY THE IRS.

A United States holder who sells or otherwise transfers Trust Units must furnish the tax shelter registration number to the transferee. The penalty for failure of the transferor of a Trust Unit to furnish the registration number to the transferee is $100 for each such failure.

REPORTABLE TRANSACTIONS

Under Treasury Regulations, certain taxpayers participating directly or indirectly in a "reportable transaction" must disclose such participation to the IRS. The scope and application of these rules is not completely clear. An investment in the Trust may be considered participation in a "reportable transaction" if, for example, the Trust recognizes certain significant losses in the future and the Trust does not otherwise meet certain applicable exemptions. If an investment in the Trust constitutes participation in a "reportable transaction," the Trust and each United States holder may be required to file IRS Form 8886 with the IRS, including attaching it to their United States federal income tax returns, thereby disclosing certain information relating to the Trust to the IRS. In addition, the Trust may be required to disclose Trust reportable transactions and to maintain a list of Unitholders and to furnish this list and certain other information to the IRS upon its written request. United States holders are urged to consult their own tax advisors regarding the applicability of these rules to their investment in the Trust.

FOREIGN PARTNERSHIP REPORTING

A United States holder who contributes more than US$100,000 to the Trust (when added to the value of any other property contributed to the Trust by such person or a related person during the previous 12 months) in exchange for Trust Units, may be required to file Form 8865, Return of United States Persons With

Respect to Certain Foreign Partnerships, in the year of the contribution. There may be other circumstances in which a United States holder is required to file Form 8865.

                DESCRIPTION OF THE TRUST UNITS TO BE REGISTERED

The Trust Units to be offered by this prospectus will be offered to our Unitholders pursuant to participation in the Plan. The Trust Units are currently listed on the TSX under the symbol "PGF.UN" and the NYSE under the symbol "PGH".

Meetings of Unitholders may be called on at least 21 and not more than 50 days notice and may be called at any time by the Trust or by Computershare, as trustee, upon written request of Unitholders holding in the aggregate not less than five percent of the aggregate number of Trust Units then outstanding. At all meetings of the Unitholders each Unitholder is entitled to one vote in respect of each Trust Unit. Unitholders may attend and vote at all meetings of the Unitholders either in person or by proxy and a proxy holder need not be a Unitholder. Two persons present in person and either holding personally or representing as proxies at least five percent of the aggregate number of Trust Units then outstanding constitute a quorum for the transaction of business at all such meetings. Except as otherwise provided in the Trust Indenture, matters requiring the approval of the Unitholders must be approved by extraordinary resolution.

The Trust Units are redeemable by Computershare, as trustee, on demand by a Unitholder, when properly endorsed for transfer and when accompanied by a duly completed and properly executed notice requesting redemption, at a redemption price equal to the lesser of: (i) 95 percent of the average closing price of the Trust Units on the market designated by the board of directors of the Corporation for the ten days after the Trust Units are surrendered for redemption; and (ii) the closing price of the Trust Units on such market on the date the Trust Units are surrendered for redemption. The redemption right permits Unitholders to redeem Trust Units for maximum proceeds of Cdn. $25,000 in any calendar month provided that such limitation may be waived at the discretion of the board of the Corporation. Redemptions in excess of the cash limit must be satisfied by way of a distribution IN SPECIE of a pro rata share of Royalty Units and other assets, excluding facilities, pipelines or other assets associated with oil and natural gas production, which are held by the Trust at the time the Trust Units are to be redeemed. The price of the Trust Units, as applicable, for redemption purposes is based upon the closing trading price of the Trust Units.

The following table sets forth the price ranges of the Class A Units and the Class B Units on the NYSE and the TSX through July 27, 2006, being the date of the Consolidation, and the price range of the Trust Units on the TSX and the NYSE after the Consolidation. For more information about the Consolidation, please see "The Trust--Trust Unit Consolidation".

                                 PRIOR TO THE JULY 27, 2004 RECLASSIFICATION

                                                       TSX                               NYSE
                                             -----------------------              ---------------------
                                                   Trust Units                        Trust Units

                                             HIGH                LOW              HIGH              LOW
                                             ----                ---              ----              ---
                                             Cdn.$              Cdn.$             U.S.$            U.S.$
2002
         Full Year..................         17.00              13.01             10.90             8.40
2003
         Full Year..................         22.22              13.39             17.00             9.05
2004
         Up to July 27, 2004........         21.25              15.55             16.60            11.50

                   BETWEEN THE JULY 27, 2004 RECLASSIFICATION AND JULY 27, 2006 CONSOLIDATION

                                                      TSX                                   NYSE
                                      ----------------------------------                ----------------
                                      Class A Units        Class B Units                 Class A  Units
                                      HIGH      LOW        HIGH      LOW                HIGH         LOW
                                      ----      ---        ----      ---                ----         ---
                                      Cdn.$     Cdn.$      Cdn.$     Cdn.$              U.S.$       U.S.$
2004
     From July 27, 2004.............  26.33     19.10      20.04     17.51              21.25       14.40
2005
     First Quarter..................  28.29     22.15      19.90     16.10              22.95       18.10
     Second Quarter.................  27.90     23.95      19.01     16.37              22.74       19.05
     Third Quarter..................  30.10     26.30      21.26     18.25              25.75       21.50
     Fourth Quarter.................  29.80     23.64      23.38     17.27              25.57       20.00
     Full Year......................  30.10     22.15      23.38     16.10              25.75       18.10
2006
     First Quarter..................  28.96     24.96      24.50     20.71              25.15       21.50
     Second Quarter.................  28.50     24.20      26.05     22.41              25.00       21.85
     Third Quarter (Up to July 27)..  28.25     24.95      27.25     24.90              24.95       21.84

                                      AFTER THE JULY 27, 2006 CONSOLIDATION

                                                                  TSX                        NYSE
                                                        -----------------------       ---------------------
                                                              Trust Units                 Trust Units
                                                        HIGH                LOW       HIGH              LOW
                                                        ----                ---       ----              ---
                                                        Cdn.$              Cdn.$      U.S.$            U.S.$
2006
     From July 28 to Sept. 30...................        26.11              21.02      23.50            18.84
     Fourth Quarter.............................        22.69              16.81      20.25            14.77
     Full Year..................................        22.69              16.81      23.50            14.77
2007
     First Quarter..............................        20.85              18.62      17.96            15.81

Monthly price range for the last six months
     December, 2006.............................        20.50              18.99      17.75            16.50
     January, 2007..............................        20.55              18.62      17.41            15.81
     February, 2007.............................        20.85              19.50      17.96            16.67
     March, 2007................................        20.37              18.71      17.59            15.95
     April, 2007................................        19.83              18.82      17.74            16.45
     May, 2007..................................        20.62              19.00      19.05            17.18
     June, 2007 (through June 14, 2007).........        20.50              19.68      19.29            18.50

                                   EXPENSES

The expenses in connection with the issuance and distribution of the Trust Units being offered are as follows:

Securities and Exchange Commission Registration Fee.........  U.S. $   2,878.00
Legal Fees and Expenses.....................................       $  83,050.00
Stock Exchange Listing Fees.................................       $ 140,000.00
Blue Sky Fees and Expenses..................................       $          0
Other.......................................................       $  14,025.00
Total.......................................................  U.S. $ 239,953.00

* Estimated

                                INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Trust pursuant to the applicable provisions of the Business Corporations Act (Alberta) or our by-laws, the Trust has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 LEGAL MATTERS

The validity of the Trust Units being offered by this prospectus will be passed upon for us by Bennett Jones LLP, Calgary, Alberta. Bennett Jones LLP has, in addition, reviewed the statements made herein as to matters of Canadian tax law and as to the enforceability in Canada of liabilities under the federal securities laws of the United States. The statements made in this prospectus as to matters of United States tax law have been reviewed for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

                                    EXPERTS

The consolidated financial statements incorporated into this registration statement by reference to our annual report on Form 40-F for the fiscal year ended December 31, 2006, have been so incorporated in reliance upon the report of KPMG, LLP, independent chartered accountants, as experts in auditing and accounting.

Certain information relating to our reserves incorporated by reference into this prospectus has been calculated by us and audited and opined on, as at December 31, 2006, by GLJ Petroleum Consultants Ltd., independent petroleum engineering consultants retained by us, and has been so included in reliance on the opinion and report of GLJ Petroleum Consultants Ltd., given upon the authority of said firm as experts in reserve engineering. The partners of GLJ Petroleum Consultants Ltd., as a group beneficially own, directly or indirectly, less than 1% of our Trust Units.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 124 of the Business Corporations Act (Alberta) provides as follows:

124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director's or officer's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a) the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director's or officer's conduct was lawful.

(2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in subsection (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a) was substantially successful on the merits in the person's defence of the action or proceeding,

(b) fulfills the conditions set out in subsection (1) (a) and (b), and

(c) is fairly and reasonably entitled to indemnity.

(3.1) A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a) in the person's capacity as a director or officer of the corporation, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b) in the person's capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation's request, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

(6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

The by-laws of the Corporation and the Manager, respectively, provide that they will indemnify the indemnified persons designated in Section 124(1) of the Business Corporations Act (Alberta) of the Corporation and the Manager, respectively, in the manner contemplated by the Business Corporations Act (Alberta).

As contemplated by Section 124(4) of the Business Corporations Act (Alberta), the Corporation has purchased insurance against potential claims against the directors and officers of the Corporation and against loss for which the Corporation may be required or permitted by law to indemnify such directors and officers.

Pursuant to the Amended and Restated Management Agreement (the "Management Agreement") dated as of May 12, 2003 among the Corporation, the Trust, Computershare Trust Corporation of Canada and the Manager, the Manager and these persons having served as a director, officer or employee thereof shall be indemnified by the Corporation (out of its assets and out of the royalty provided for in the Amended and Restated Royalty Indenture dated as of July 27, 2006 between the Corporation and Computershare Trust Corporation of Canada, as trustee) for all liabilities and expenses arising from or in any matter related to the Management Agreement, so long as the party seeking such indemnification shall not be adjudged liable for or guilty of willful misfeasance, bad faith, gross negligence or reckless disregard of duty to the Corporation or the Trust, and shall not be adjudged to be in breach of any material covenants and duties of the Manager under the Management Agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 9.   EXHIBITS

  4.1 Form of Amended and Restated Trust Indenture (filed as Exhibit 3.1 to the Registrant's registration statement on Form 8-A/A filed on June 15, 2007)

  5.1 Opinion of Bennett Jones LLP as to the legality of the Trust Units being registered

  8.1     Opinion  of  Bennett  Jones  LLP   regarding   Canadian  tax  matters
          (contained in Exhibit 5.1)

  8.2 Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding U.S. tax matters

  23.1    Consent of KPMG LLP

  23.2    Consent of GLJ Petroleum Consultants Ltd.

  23.3    Consent of Bennett Jones LLP  (contained in Exhibit 5.1)

  23.4    Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in
          Exhibit 8.2)

  24.1    Power  of  Attorney   (included  on  the  signature   pages  to  this
          registration statement)



ITEM 10.  UNDERTAKINGS

     a)   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, THAT:

          (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

          (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (C)  PROVIDED  FURTHER,   HOWEVER,   THAT  PARAGRAPHS  (A)(1)(I)  AND
(A)(1)(II) DO NOT APPLY IF THE REGISTRATION STATEMENT IS FOR AN OFFERING OF ASSET-BACKED SECURITIES ON FORM S-1 OR FORM S-3, AND THE INFORMATION REQUIRED TO BE INCLUDED IN A POST-EFFECTIVE AMENDMENT IS PROVIDED PURSUANT TO ITEM 1100(C) OF REGULATION AB.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (i) If the registrant is relying on Rule 430B:

          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (B) Each prospectus  required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on 15th day of June, 2007.


                                            PENGROWTH ENERGY TRUST

                                            By:  PENGROWTH CORPORATION,
                                                 AS ADMINISTRATOR


                                            By: /s/ Christopher G. Webster
                                                ------------------------------
                                                Name:  Christopher G. Webster
                                                Title: Chief Financial Officer



                             POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James S. Kinnear, Charles V. Selby and Christopher G. Webster, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as they might or could do themselves, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

-------------------------------------------------------------------------------
       SIGNATURE                        TITLE                        DATE
-------------------------------------------------------------------------------

/s/ James S. Kinnear           President, Chairman and Chief      June 15, 2007
-------------------------      Executive Officer
James S. Kinnear

/s/ Christopher G. Webster     Chief Financial Officer            June 15, 2007
-------------------------      (Principal Financial Officer)
Christopher G. Webster

/s/ Doug C. Bowles             Director                           June 15, 2007
-------------------------
Doug C. Bowles

/s/ John B. Zaozirny           Director                           June 15, 2007
-------------------------
John B. Zaozirny

/s/ Stanley H. Wong            Director                           June 15, 2007
-------------------------
Stanley H. Wong

/s/ Thomas A. Cumming          Director                           June 15, 2007
-------------------------
Thomas A. Cumming

/s/ Michael S. Parrett         Director                           June 15, 2007
-------------------------
Michael S. Parrett

/s/ A. Terence Poole           Director                           June 15, 2007
-------------------------
A. Terence Poole

/s/ Kirby L. Hedrick           Director                           June 15, 2007
-------------------------
Kirby L. Hedrick

/s/ Wayne K. Foo               Director                           June 15, 2007
-------------------------
Wayne K. Foo

/s/ D. Michael G. Stewart      Director                           June 15, 2007
-------------------------
D. Michael G. Stewart

                           AUTHORISED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement solely in the capacity of the duly authorized representative of the Registrant in the United States on June 15, 2007.

                                                 PENGROWTH ENERGY TRUST



                                                 By: /s/ Kirby L. Hedrick
                                                     ------------------------
                                                     Name:  Kirby L. Hedrick
                                                     Title: Director

                               INDEX TO EXHIBITS

EXHIBITS

  4.1 Form of Amended and Restated Trust Indenture (filed as Exhibit 3.1 to the Registrant's registration statement on Form 8-A/A filed on June 15, 2007)

  5.1 Opinion of Bennett Jones LLP as to the legality of the Trust Units being registered

  8.1     Opinion  of  Bennett  Jones  LLP   regarding   Canadian  tax  matters
          (contained in Exhibit 5.1)

  8.2 Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding U.S. tax matters

  23.1    Consent of KPMG LLP

  23.2    Consent of GLJ Petroleum Consultants Ltd.

  23.3    Consent of Bennett Jones LLP  (contained in Exhibit 5.1)

  23.4    Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in
          Exhibit 8.2)

  24.1    Power  of  Attorney   (included  on  the  signature   pages  to  this
          registration statement)